EXHIBIT 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Fitch rating

Oi S.A. (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) (the “Company” or “Oi”) discloses to its shareholders and the market in general that Fitch announced today its review of the credit rating attributed to the Company, downgrading long-term global and domestic scales of credit rating from C to D.

Rio de Janeiro, June 21 2016

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.